                                                                     EXHIBIT 1.4

                         TARGETED GENETICS CORPORATION

                        COMMON STOCK PURCHASE AGREEMENT



                                     DATED

                                     AS OF
                               NOVEMBER 23, 1998

                                   CONTENTS

  1.   Purchase and Sale of Stock..................................................    1
       1.1   Agreement to Purchase.................................................    1
       1.2   Purchase and Sale.....................................................    2

  2.   Delivery....................................................................    2

  3.   Representations and Warranties of the Company...............................    2
       3.1   Organization, Good Standing and Qualification,
             Due Execution and Validity............................................    3
       3.2   Capitalization........................................................    3
       3.3   Authorization.........................................................    3
       3.4   Valid Issuance of Stock...............................................    4
       3.5   Governmental Consents.................................................    4
       3.6   Litigation............................................................    4
       3.7   Compliance With Other Instruments.....................................    5
       3.8   SEC Reports; Financial Statements.....................................    5
       3.9   Compliance With Laws..................................................    5
       3.10   Changes..............................................................    6

  4.   Representations and Warranties of the Investor and Parent...................    6
       4.1   Authorization.........................................................    7
       4.2   Exemption from Registration...........................................    7
       4.3   Purchase Entirely for Own Account.....................................    7
       4.4   Access to Information.................................................    8
       4.5   Restricted Securities.................................................    8
       4.6   Legends...............................................................    8

  5.   Conditions of the Investor's/Parent's Obligations at Closing................    8
       5.1   Representations and Warranties........................................    9
       5.2   Performance...........................................................    9
       5.3   Exemption.............................................................    9
       5.4   Compliance Certificate................................................    9
       5.5   Proceedings and Documents.............................................    9
       5.6   Opinion of Company Counsel............................................   10
       5.7   No Injunctions or Restraints..........................................   10

  6.   Conditions of the Company's Obligations at Closing..........................   10
       6.1   Representations and Warranties........................................   10

     6.2   Performance.................................................................   10
     6.3   Exemption...................................................................   10
     6.4   No Injunctions or Restraints................................................   10

7.   Covenants of the Company..........................................................   11
     7.1   Rule 144 Reporting..........................................................   11
     7.2   Demand Registration.........................................................   11
     7.3   Company Registration........................................................   11
     7.4   Information.................................................................   12
     7.5   Indemnification.............................................................   12

8.   Miscellaneous.....................................................................   12
     8.1.   Amendments.................................................................   12
     8.2.   Notice.....................................................................   12
     8.3.   Counterparts...............................................................   12
     8.4   No Waiver...................................................................   13
     8.5   Courts of Law...............................................................   13
     8.6   Benefit of Agreement........................................................   13
     8.7   Severability................................................................   13
     8.8   Entire Agreement; Governing Law.............................................   14

                        COMMON STOCK PURCHASE AGREEMENT

     COMMON STOCK PURCHASE AGREEMENT, dated as of the 23rd day of November, 1998, by and among TARGETED GENETICS CORPORATION, a Washington corporation (the "Company"), MEDEVA PHARMACEUTICALS, INC., a Delaware corporation (the "Investor"), and MEDEVA PLC, a public limited liability company organized under the laws of the United Kingdom ("Parent").

                                    RECITAL

     A.   The Investor is an affiliate of Parent.

     B. The Investor desires to purchase from the Company, and the Company desires to sell to the Investor, shares of the Company's common stock, par value $.01 per share (the "Common Stock"), upon the terms and subject to the conditions set forth herein and in connection with the execution of a separate Master Agreement (the "Master Agreement"), License and Collaboration Agreement (the "License and Collaboration Agreement"), Supply Agreement and Credit Agreement between the Company and the Investor or Parent, dated as of even date herewith (collectively with this Agreement, the "Transaction Documents").

     C. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Master Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF STOCK

     1.1  AGREEMENT TO PURCHASE

     Upon the terms and subject to the conditions of this Agreement, the Company shall sell and issue to the Investor, and the Investor shall purchase from the Company US$3 million of shares of Common Stock (the "Shares"); provided, however, that if for any reason the Investor fails to purchase the Shares, then Parent shall purchase the Shares subject to the terms and conditions of this Agreement and shall assume all of the rights and obligations of the Investor hereunder.

     1.2  PURCHASE AND SALE

     The purchase and sale of the Shares shall occur at two closings. The first closing (the "First Closing") shall occur on the date of this Agreement, or such other date as to which the parties agree, and the second closing (the "Second Closing") shall occur ten (10) Business Days following the Investor's receipt of the Company's written notice (the "Notice"), or such other date as to which the parties agree; provided that the Notice is received during the period beginning six (6) months, and ending eighteen (18) months, from the date of this Agreement. At the First Closing, the Investor shall purchase 750,000 Shares at US$2.00 per Share for an aggregate purchase price of US$1,500,000. At the Second Closing, the Investor shall purchase US$1,500,000 of Shares at a price per Share equal to one hundred twenty percent (120%) of the average closing price of the Common Stock on the ten (10) trading days immediately preceding the date of the Notice (the "Notice Date") and the ten (10) trading days immediately following the Notice Date. During the period described in the preceding sentence, the Investor and Parent shall not engage in any activity, directly or indirectly, that may adversely affect the trading price of the Common Stock. Accordingly, and without limitation, during such period the Investor and Parent shall not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exerciseable for or any other rights to purchase or acquire Common Stock.
The First Closing and the Second Closing shall be referred to herein collectively as the "Closings."

     2.   DELIVERY

     At the Closings, subject to the terms and conditions hereof, the Company shall deliver to the Investor a certificate representing the Shares to be purchased by the Investor from the Company at such Closing, dated the date of such Closing and duly registered in the name of the Investor, against payment of the aggregate purchase price therefor by wire transfer to the account specified by the Company in writing.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Investor as of the date hereof and as of the date of each Closing as follows:

     3.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION, DUE EXECUTION AND
          VALIDITY

     The Company is a corporation organized and validly existing under the laws of the state of Washington and has all requisite corporate power and authority to own its properties and carry on its business as currently conducted and as proposed to be conducted as contemplated by the Transaction Documents. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or properties (a "Material Adverse Effect"). The Company has previously provided the Investor with complete and correct copies of its Restated Articles of Incorporation and its Amended and Restated Bylaws as in effect on the date of this Agreement. The Company has no subsidiaries nor does it control, nor is it controlled by or under common control with, any other person or entity.

     3.2  CAPITALIZATION

     As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 6,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding but 400,000 shares of which are designated as Series A Participating Cumulative Preferred Stock, issuable upon exercise of certain preferred stock purchase rights associated with the Common Stock, and (b) 40,000,000 shares of Common Stock, 28,974,741 shares of which were issued and outstanding as of September 30, 1998, 4,470,349 shares of which were subject to warrants outstanding as of September 30, 1998 and 2,564,740 shares of which are reserved for issuance upon the exercise of stock options granted or to be granted under the Company's 1992 Restated Stock Option Plan or the Company's Stock Option Plan for Nonemployee Directors. Except as set forth in this Section 3.2 or in the SEC Documents (as defined herein) and as contemplated by Section 1 of this Agreement, there are no outstanding options, warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company. The Company has no obligation to repurchase or redeem any outstanding securities.

     3.3  AUTHORIZATION

     The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares being sold hereunder have been taken or will be taken prior to the First Closing. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as (a) such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4  VALID ISSUANCE OF STOCK

     The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances other than those, if any, created by the Investor, and will be issued in compliance with all applicable state and federal securities laws. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all applicable state and federal securities laws.

     3.5  GOVERNMENTAL CONSENTS

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer and sale of the Shares under all applicable state securities laws.

     3.6  LITIGATION

     There is no action, suit, claim, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company that relates to or challenges the legality, validity or enforceability of this Agreement or the Shares or that could either individually or in the aggregate have a Material Adverse Effect nor has the U.S. Food and Drug Administration taken any action with respect to the Licensed Products which would prohibit the marketing of the Licensed Products if developed as contemplated by the License and Collaboration Agreement. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority that could have a Material Adverse Effect.

     3.7  COMPLIANCE WITH OTHER INSTRUMENTS

     The Company is not in violation of any provision of its Restated Articles of Incorporation or its Amended and Restated Bylaws or in violation or default of any provision of any instrument, Applicable Law, judgment, order, writ, decree or contract to which it is a party or by which it is bound, which violation or default would adversely affect the legality, validity, or enforceability of this Agreement or have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any consent under or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation or default under any such provision, instrument, Applicable Law, judgment, order, writ, decree or contract or give rise to a right to terminate or accelerate any contract or an event which results in the creation of any lien, charge or encumbrance upon any of the Company's assets.

     3.8  SEC REPORTS; FINANCIAL STATEMENTS

     The Company has furnished the Investor with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the "SEC Documents"), which are all the documents that the Company has been required to file with the SEC during such period. As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents are complete in all material respects and were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited financial statements, to normal recurring audit adjustments) the financial position of the Company at the dates thereof and the results of its operations and changes in financial position for the periods then ended.

     3.9  COMPLIANCE WITH LAWS

     The Company has complied, and is in compliance with, all Applicable Laws and all federal, state, county, local and foreign, decrees and orders, and possesses all governmental franchises, permits and consents, and has made all governmental filings and declarations, applicable to the operation of its business, to its employees, or to the real property and the personal property that it owns or leases (including, without limitation, all such Applicable Laws, decrees and orders relating to pharmaceutical, antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters), the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such Applicable Laws, decrees or orders.

     3.10 CHANGES

     Since June 30, 1998 there has not been:

          (a) any damage, destruction or loss (whether or not covered by insurance) which has had or is expected to have a Material Adverse Effect;

          (b) any material change in the accounting methods or practices followed by the Company;

          (c) any material debt obligation or liability (whether absolute or contingent) incurred by the Company (whether or not presently outstanding) except (i) current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of the Transaction Documents;

          (d) any sale, lease, abandonment or other disposition by the Company of any real property or, other than in the ordinary course of business, of any equipment or other operating properties or any sale, assignment, transfer, license or other disposition by the Company of any intellectual property relevant to the Licensed Products or other intangible asset (except any license to Investor pursuant to the Transaction Documents); or

          (e) any other event or occurrence that has had or is expected to have a Material Adverse Effect.

4.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR AND PARENT

     The Investor and Parent hereby represent and warrant to the Company as follows:

     4.1  AUTHORIZATION

     All acts and conditions necessary for the authorization, execution, delivery and consummation by the Investor and Parent of this Agreement and the transactions contemplated hereby have been, or will be prior to the First Closing, taken, performed and obtained. This Agreement constitutes a valid and legally binding obligation of the Investor and Parent, enforceable in accordance with its terms, except as (a) such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability. The Investor and Parent have full power and authority to execute, deliver and perform their obligations under this Agreement and to own the Shares. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation or default under any provision of the charter or bylaws of either the Investor or Parent, or of any material agreement, indenture or other instrument to which either the Investor or Parent is a party, or by which they or their properties or assets are bound, or of any order, judgment or decree against or binding upon the Investor or Parent.

     4.2  EXEMPTION FROM REGISTRATION

     The Investor and Parent have been advised that none of the Shares to be purchased by the Investor or Parent hereunder are being registered under the Securities Act and the rules and regulations of the SEC promulgated thereunder, or applicable state securities laws, but are being offered and sold pursuant to exemptions from such laws, and that the Company's reliance upon such exemptions is predicated in part on the Investor's and Parent's representations contained herein.

     4.3  PURCHASE ENTIRELY FOR OWN ACCOUNT

     The Shares to be received by the Investor or Parent will be acquired for investment for either the Investor's or Parent's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and neither the Investor nor Parent has any present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or any applicable state securities law. Neither the Investor nor Parent has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

     4.4  ACCESS TO INFORMATION

     The Investor and Parent have been furnished such information as they have requested to evaluate an investment in the Shares. The Investor and Parent have been given the opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of the offering of the Shares and to obtain any additional information, to the extent reasonably available.

     4.5  RESTRICTED SECURITIES

     The Investor and Parent realize that none of the Shares to be purchased by the Investor or Parent hereunder have been registered under the Securities Act and that all of such Shares are characterized under the Securities Act as "restricted securities" and therefore cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. In this connection, the Investor and Parent represent that they are familiar with Rule 144 of the SEC, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

     4.6  LEGENDS

     It is understood that the certificates evidencing the Shares may bear legends in substantially the following form:

          The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities,
          (ii) this corporation receives an opinion of legal counsel for the holder of these securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

     5.   CONDITIONS OF THE INVESTOR'S/PARENT'S OBLIGATIONS AT CLOSING

     The obligations of the Investor and Parent under Section 1 hereof are subject to the fulfillment on or before the date of the First Closing or the Second Closing, as the case may be, of each of the following conditions, unless waived in writing by the Investor and Parent:

     5.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Company contained in Section 3 hereof and in the Transaction Documents shall be true on and as of the date of the First Closing or the Second Closing, as the case may be. The Company shall have taken all actions on its part to be taken to permit the representations and warranties of the Investor contained in Section 4.4 hereof to be true on the date of the First Closing or the Second Closing, as the case may be.

     5.2  PERFORMANCE

     The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the First Closing or the Second Closing, as the case may be. The Company shall not be in default of any of its obligations under the Transaction Documents or any other agreement entered into with the Investor or any of its affiliates after the date hereof, and all such agreements shall continue to be valid, binding and in full force and effect.

     5.3  EXEMPTION

     The offer and sale of the Shares to the Investor or Parent pursuant to this Agreement shall be exempt from registration under the Securities Act.

     5.4  COMPLIANCE CERTIFICATE

     The Chief Executive Officer or the Chief Financial Officer of the Company shall have delivered to the Investor or Parent, as the case may be, a certificate stating that the conditions specified in Sections 5.1 and 5.2 hereof have been fulfilled.

     5.5  PROCEEDINGS AND DOCUMENTS

     All corporate and other proceedings in connection with the transactions contemplated at the First Closing and the Second Closing and all documents incident thereto shall be reasonably satisfactory to the Investor and the Investor's counsel and the Transaction Documents shall each have been duly executed and delivered by the Company.

     5.6  OPINION OF COMPANY COUNSEL

     The Investor shall have received from Perkins Coie, counsel for the Company, an opinion, dated as of the date of the First Closing or the Second Closing, as the case may be, in form and substance reasonably satisfactory to the Investor.

     5.7  NO INJUNCTIONS OR RESTRAINTS

     There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the offer, sale and purchase of the Shares contemplated hereby.

6.   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

     The obligations of the Company under Section 1 hereof are subject to the fulfillment on or before the date of the First Closing or the Second Closing, as the case may be, of each of the following conditions, unless waived in writing by the Company:

     6.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Investor and Parent contained in
Section 4 hereof shall be true on and as of the date of the First Closing.

     6.2  PERFORMANCE

     The Investor and Parent shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the date of the First Closing or the Second Closing, as the case may be.

     6.3  EXEMPTION

     The offer and sale of the Shares to the Investor or to Parent pursuant to this Agreement shall be exempt from registration under the Securities Act.

     6.4  NO INJUNCTIONS OR RESTRAINTS

     There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the offer, sale and purchase of the Shares contemplated hereby.

7.   COVENANTS OF THE COMPANY

     7.1  RULE 144 REPORTING

     The Company shall use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, such that the condition specified in Rule 144(c) is always met after the date of the First Closing.

     7.2  DEMAND REGISTRATION

     In the event the condition specified in Rule 144(c) is not met at any time after the date of the First Closing, the Investor or Parent may request that all of the Shares be registered under the Securities Act. Upon the receipt of such request the Company shall use its Reasonable Commercial Efforts to effect such registration at the Company's expense as soon as practicable. As used in this Agreement, "Reasonable Commercial Efforts" shall be determined under the law of the state of New York, United States of America, and shall mean such good faith efforts as are consistent with efforts made by businesses of similar size and resources in a similar circumstance and context to achieve a particular result in a timely manner, but shall not require a party to take actions that would be commercially unreasonable to such party in the circumstances.

     7.3  COMPANY REGISTRATION

     If at any time or from time to time the Company shall determine to register any of its securities for its own account, other than (a) a registration relating solely to employee benefit plans or (b) a registration relating solely to a Rule 145 transaction, the Company will promptly give the Investor and Parent written notice thereof and include in such registration all Shares held by the Investor and Parent which cannot for whatever reason be sold by the Investor or Parent under Rule 144 as specified in a written request by the Investor or Parent made within twenty (20) days after receipt of such written notice from the Company. Notwithstanding the foregoing, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit or exclude some or all of the Shares to be included in such registration, such limitation or exclusion to be made pro rata with all other shareholders' shares also being registered at such time and on the basis of the number of shares being registered.

     7.4  INFORMATION

     The Company shall furnish to the Investor and Parent a copy of each document filed with the SEC, and each amendment to the Company's Articles of Incorporation and Bylaws adopted, after the date of this Agreement. The covenants set forth in this Section 7.4 shall terminate and be of no further force or effect upon the disposition by the Investor and Parent of seventy-five (75%) or more of the Shares.

     7.5  INDEMNIFICATION

     The Company shall indemnify the Investor and Parent for losses and expenses resulting from any breach of a covenant or of a representation or warranty under this Agreement on the date of the First Closing or the Second Closing or in the event the second or third sentence in Section 3.8 hereof ever prove to be or have been untrue, provided, however, that under no circumstances shall the Investor or Parent be entitled to any indemnification in excess of the amount paid by the Investor or Parent for the Shares.

8.   MISCELLANEOUS

     8.1. AMENDMENTS

     Any term of this Agreement may be amended and the observance of any obligation hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Investor and Parent. No failure of any party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or further exercise of such right or the exercise of any other right.

     8.2. NOTICE

     All notices required or permitted to be given under this Agreement shall be governed by the terms of Section 8.6 of the Master Agreement.

     8.3. COUNTERPARTS

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     8.4  NO WAIVER

     No failure or delay on the part of the Investor or Parent in exercising any right, power, or privilege hereunder and no course of dealing between the Company and the Investor or Parent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Investor or Parent would otherwise have.

     8.5  COURTS OF LAW

     The state and federal courts situated in the County of New York, State of New York, United States of America, shall have sole jurisdiction and venue to resolve all disputes arising hereunder between the Parties and initiated by the Company. The state and federal courts situated in King County, State of Washington, United States of America, shall have sole jurisdiction and venue to resolve all disputes arising hereunder between the Parties and initiated by the Investor or Parent. The Parties irrevocably submit to such jurisdiction and venue, waive any claim to an inconvenient forum posed by such venue, and agree that process may be served in any manner permitted by such court before which a dispute is pending.

     8.6  BENEFIT OF AGREEMENT

     This Agreement is binding upon and inures to the benefit of the Company, the Investor, Parent and their successors. Notwithstanding the foregoing, the Company, the Investor and Parent are precluded from assigning any of their respective rights or delegating any of their respective obligations hereunder or under any of the other Transaction Documents without the prior written consent of the other party, except that the Investor and Parent may assign and delegate their rights and obligations hereunder to an Affiliate so long as the Investor and Parent remain primarily liable hereunder.

     8.7  SEVERABILITY

     If any provision of the Transaction Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of the Transaction Documents that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

     8.8  ENTIRE AGREEMENT; GOVERNING LAW

     The Transaction Documents and the other documents delivered at the Closings constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof. This Agreement shall be governed by and construed under the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      COMPANY

                                      TARGETED GENETICS CORPORATION


                                      By   /s/ H. Stewart Parker
                                      ---------------------------------------

                                      Its President, Chief Executive Officer
                                      ---------------------------------------

                                      Address:   1100 Olive Way, Suite 100
                                                 Seattle, WA  98101
                                                 Fax:  (206) 623-7064

                                      INVESTOR

                                      MEDEVA PHARMACEUTICALS, INC.


                                      By   /s/ William Bogie
                                      ---------------------------------------

                                      Its   President
                                      ---------------------------------------

                                      Address:   755 Jefferson Road
                                                 Rochester, NY 14623
                                                 Fax:  (716) 475-1016

                                      PARENT

                                      MEDEVA PLC


                                      By   /s/ G. Watts
                                      ---------------------------------------

                                      Its   Finance Director
                                      ---------------------------------------

                                      Address:   10 St. James's Street
                                                 London SW1A 1EF
                                                 England
                                                 Fax:  (44) 171-930-1514